Exhibit 10.2

EXECUTION VERSION

FUELCELL energy, inc.
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of August 26, 2019 (the “Effective Date”), by and between FuelCell Energy, Inc. (the “Corporation”), a Delaware corporation with its principal office at 3 Great Pasture Road, Danbury, Connecticut 06813, and Jason B. Few (“Executive”).

WHEREAS, the Corporation desires to hire Executive as its President and Chief Executive Officer and Executive desires to accept such position, commencing as of the Effective Date; and

WHEREAS, the Corporation and Executive desire to enter into this Agreement to set forth the terms and conditions of their employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.                   Term; At-Will Employment. This Agreement shall become effective on the Effective Date and continue until Executive’s employment with the Corporation ends pursuant to the terms hereof; provided, however, that the parties agree and acknowledge that Executive’s employment with the Corporation shall be at-will, meaning that either party may terminate Executive’s employment under this Agreement by providing written notice to the other party of the intent to terminate such employment under this Agreement at any time (in accordance with the procedures described in Section 8 of this Agreement). The period during which Executive is employed by the Corporation under this Agreement shall be referred to as the “Employment Term.”

2.                   Employment; Position. As of the Effective Date, the Corporation hereby employs Executive, and Executive hereby accepts full-time employment, upon the terms and subject to the conditions contained in this Agreement. The Corporation shall employ Executive in the capacity of President and Chief Executive Officer (“President and CEO”) of the Corporation during the Employment Term, reporting to the Board of Directors of the Corporation (the “Board”).

3.                   Duties. During the Employment Term, Executive shall perform all duties, consistent with his positions as President and CEO, in order to advance the Corporation’s affairs and related business efforts, assigned or delegated to him by the Board and normally associated with the positions of President and CEO. Executive shall devote all of his full business time, attention, energies, skills, and efforts to the advancement of the interests and business of the Corporation; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing Executive’s personal affairs or engaging in charitable or civic activities or professional industry societies so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder or conflict with Section 7. Subject to the foregoing, Executive may serve on outside boards, including for public companies, privately held companies and not-for-profit organizations, provided, however, that Executive may not serve at any one time on more than one (1) outside board of directors of a for-profit company (that is in addition to serving on the Board of the Corporation). In addition, following the Effective Date of this Agreement, Executive shall continue to serve as a member of the Board, subject to the approval of the Corporation’s shareholders.

4.                   Compensation. As compensation for any and all services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits during the Employment Term, which Executive agrees to accept in full satisfaction for his services:

a.                   Base Salary. The Corporation shall pay Executive a base salary, payable in equal installments at such payment intervals as are the usual payroll practices of the Corporation, at an initial annual rate of $475,000, less such deductions or amounts to be withheld as shall be required by applicable law or as may be allowed at the request of Executive (the “Base Salary”). The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) from time to time and shall be adjusted by such amount, if any, as Compensation Committee or the independent members of the Board, in their sole discretion, shall determine and approve. Any such adjustment of Base Salary shall be made effective on the date set by the Compensation Committee or the independent members of the Board (other than the President and CEO), as applicable.

b.                   Annual Bonus. Beginning with the Corporation’s fiscal year 2020, for each full fiscal year of the Corporation, Executive shall be eligible to participate in the Corporation’s annual cash incentive plans and programs that are generally provided to the senior executives of the Corporation pursuant to such terms and conditions as the Compensation Committee or the independent members of the Board may prescribe from time to time (the “Annual Bonus”), provided that Executive’s annual target bonus if the target annual performance goal(s) are achieved shall be equal to no less than 90% of Base Salary (the “Target Bonus”). For the portion of the Corporation’s 2019 fiscal year (including any extension thereof for purpose of determining the 2019 Annual Bonus, as approved by the Board) following the Effective Date, Executive shall be eligible to receive a pro-rated Target Bonus based on the number of days that Executive is employed by the Corporation as the President and CEO during the fiscal year (including any extension thereof for purpose of determining the 2019 Annual Bonus, as approved by the Board), and such Target Bonus shall be paid only to the extent the three milestone goals (with each goal equally weighted) that other executive officers are required to achieve to receive the cash incentive awards pursuant to the letter agreements entered into in July of 2019 are achieved, as determined by the Compensation Committee. For the avoidance of doubt, other than the terms specified in this Section 4.b, the pro-rated 2019 Annual Bonus shall otherwise be subject to the general terms and conditions of the Corporation’s annual cash incentive plan or program for the 2019 fiscal year for its senior executives, provided, that, such 2019 Annual Bonus shall be paid to Executive (to the extent earned) by no later than March 15, 2020.

c.                   Sign-On Bonus. In recognition of, among other things, Executive’s resignation from his current position and agreement to work in a location far from his current home and family, the Corporation shall pay Executive a cash signing bonus in the gross amount of $500,000 (the “Signing Bonus”), 50% of which will be included in Executive’s first paycheck following the Effective Date, and 50% of which will be paid within thirty (30) days following the Board’s approval of Executive’s business plan for the Corporation’s 2020 fiscal year (including, if Executive dies after he submits such business plan, provided that, the Board approves such plan as submitted), provided, however, that the second 50% payment shall, in all events, be paid to Executive (to the extent earned) in the 2020 calendar year. The Corporation agrees that Executive’s business plan shall be placed before the Board for approval by the end of the Corporation’s 2019 fiscal year, provided it is timely submitted by Executive, and that, to the extent the business plan is satisfactory to the Board, approval shall not unreasonably be withheld or delayed by the Board. Notwithstanding the foregoing, Executive shall repay a pro-rata portion of the Signing Bonus if, prior to the eighteen (18) month anniversary of the Effective Date, Executive terminates his employment (other than for Good Reason (as defined below) or other than on account of Executive’s death or Disability) or his employment is terminated by the Corporation for Cause (as defined below). For purposes of determining the pro-rata repayment obligation, Executive’s obligation shall lapse as to 1/18th of the Signing Bonus for each complete month or portion thereof that Executive remains employed by the Corporation.

d.                   Long-Term Incentive Compensation.

(i)                 On the Effective Date, the Corporation shall grant to Executive an award of 500,000 restricted stock units (the “Initial RSU Award”) to be settled in shares of the Corporation’s common stock pursuant to the Corporation’s 2018 Omnibus Incentive Plan (the “Plan”). The Initial RSU Award shall (a) be contingent on shareholder approval of a sufficient number of additional shares of the Corporation’s common stock to settle the Initial RSU Award in such shares, (b) vest on the third (3rd) anniversary of the Effective Date provided that Executive remains continuously employed by the Corporation through such date and (c) include an opportunity for Executive to earn additional restricted stock units at the end of the vesting period based on the price of the Corporation’s common stock, as described in Appendix A attached hereto. The Corporation shall submit a proposal for the approval of additional shares under the Plan to its shareholders no later than the Corporation’s next annual meeting of shareholders, and Executive and the Corporation shall make good faith efforts to continue to seek such shareholder approval if the initial proposal is not approved. If the Corporation’s shareholders do not approve sufficient additional shares under the Plan, then the Initial RSU Award shall be null and void and the Corporation shall grant to Executive a cash-settled award of restricted stock units (the “Cash-Settled RSU Award”) with similar terms to the Initial RSU Award except that such award shall be settled in cash rather than shares and shall be subject to a cap on the amount payable by the Corporation of $10,000,000 and such Cash-Settled RSU Award will be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the amount of the payment under the Cash-Settled RSU Award is limited by such cap, then the Corporation and Executive agree to negotiate in good faith to reach agreement with respect to alternative arrangements to compensate Executive for such limitation, which agreement may include one or more grants of shares if and when additional shares are authorized by the Corporation’s shareholders. Executive understands and agrees that the Initial RSU Award (and any Cash-Settled RSU Award, if applicable) shall be subject to the provisions of the Plan and an award agreement or other separate written agreements evidencing the grant, which shall conform to the applicable terms of this Agreement. Notwithstanding the foregoing, to the extent the Corporation determines that the Cash-Settled RSU Award may not be granted under the Plan, nothing contained in this Section 4.d.i is intended to be construed as limiting the Corporation’s obligation to grant the Cash-Settled RSU Award outside of the terms of the Plan. Additional terms and conditions of the Initial RSU Award, including the treatment thereof upon a Change of Control (as defined below), are set forth in Appendix A attached hereto.

(ii)               Beginning with the Corporation’s fiscal year 2020, and on an annual basis thereafter, Executive shall be eligible to participate in such long-term incentive plans or programs of the Corporation as are generally provided to the senior executives of the Corporation, as determined by the Compensation Committee or the independent members of the Board in their discretion.

e.                   Benefits. Executive shall be entitled to participate, to the extent he is eligible, in all group insurance programs, health, medical, dental, and disability plans (including, without limitations, the Corporation’s 401(k) plan), and other employee benefit plans, programs and policies (including the Corporation’s vacation policy, as more fully described in paragraph (k) below) which the Corporation may hereafter in its sole and absolute discretion make available generally to its full-time salaried employees, but the Corporation shall not be required to establish or maintain any such program or plan other than as specifically set forth herein. Executive understands that except as otherwise provided for herein, the Corporation may amend, change, or cancel its employment policies and benefit plans at any time as allowed by law or by any applicable plan documents. To the extent (i) Executive is subject to an eligibility waiting period under the Corporation’s medical plan, and (ii) Executive timely enrolls in COBRA group health coverage offered by a prior employer for such waiting period and provides documentation to the Corporation identifying such premium costs, then the Corporation shall provide a cash payment to Executive for each month of the waiting period in an amount equal to the Executive’s COBRA premium cost for such eligibility waiting period only.

f.                    Business Expenses. The Corporation shall pay, or reimburse Executive for, the reasonable and necessary business expenses of Executive incurred in the performance of his duties under this Agreement in accordance with the Corporation’s expense reimbursement policies and procedures, provided Executive provides timely and reasonable documentation of those expenses in accordance with the rules and regulations of the Corporation. Any such reimbursements shall be made as soon as practicable after Executive provides documentation of expenses to the Corporation, but in no event later than the last day of the calendar year following the end of the calendar year in which such expense is incurred.

g.                   Membership Fees. The Corporation shall reimburse Executive for fees, up to ten thousand dollars ($10,000) annually, for Executive’s membership in the Young Presidents Organization (“YPO”) and shall reimburse Executive for fees for any other organizations mutually agreeable to Executive and the Corporation. Such fees shall include, but not be limited to, expenses associated with Executive’s attendance at the annual YPO Forum Retreat and attendance at any other educational events.

h.                   Tax Preparation Fees. The Corporation shall reimburse Executive for Executive’s reasonable fees incurred from time to time for tax preparation and planning services, up to a maximum amount of ten thousand dollars ($10,000) per annum.

i.                    Relocation. In recognition of Executive’s agreement to relocate to the Danbury, Connecticut area by no later than the first (1st) anniversary of the Effective Date, the Corporation shall pay to Executive a lump sum cash payment in the gross amount of $200,000 (the “Relocation Payment”), which shall be payable to Executive within thirty (30) days following Executive’s relocation, provided that (i) such relocation occurs by no later than the first (1st) anniversary of the Effective Date, and (ii) Executive is employed by the Corporation on the date of any such payment. For purposes of this Section 4.i, the Executive shall have “relocated” to the Danbury, Connecticut area as of the time Executive has established permanent residence in the Danbury, Connecticut area, which shall include ceasing use of the apartment and receiving monthly payment as provided to Executive pursuant to Section 4.j. If the Board has determined that Executive is otherwise entitled to payment under this Section 4.i, but Executive (i) is terminated by the Corporation without Cause or (ii) dies, in ease case following relocation, but prior to the actual payment date, then the Corporation shall pay such Relocation Payment to Executive (or, in the case of death, Executive’s legal representatives). The Corporation shall also pay or promptly reimburse Executive for the reasonable cost of up to two (2) trips to the Danbury, Connecticut area for Executive’s spouse to facilitate possible relocation. If Executive terminates his employment other than for Good Reason or the Corporation terminates Executive’s employment for Cause, in each case prior to the first (1st) anniversary following such relocation, then Executive shall be required to repay the Corporation a pro-rata portion of such Relocation Payment. For purposes of determining the pro-rata repayment obligation, Executive’s obligation shall lapse as to 1/12th of the Relocation Payment for each complete month or portion thereof that Executive remains employed by the Corporation following relocation.

j.                    Commuting and Apartment Expenses. In recognition of Executive’s agreement to commute to the Danbury, Connecticut area until he is able to relocate to such area (as described above), the Corporation shall pay to Executive the gross amount of $13,000 per month, which shall be payable to the Executive on a regularly scheduled payment date that occurs in each month during which Executive is employed by the Corporation through the first (1st) anniversary of the Effective Date (or such earlier time upon Executive’s relocation (as described in Section 4.j above). In addition, through the first (1st) anniversary of the Effective Date, the Corporation shall provide Executive with a reasonable apartment in the Danbury, Connecticut area.

k.                   Vacation. Executive shall be entitled to receive five (5) weeks of paid vacation per annum (pro-rated for partial fiscal years) and shall be entitled to receive paid holidays as enjoyed by all other employees of the Corporation.

5.                   Compliance with Policies. Executive acknowledges and agrees that, except as set forth in this Agreement, compliance with the Corporation’s policies, practices and procedures is a term and condition of his employment under this Agreement. The Corporation agrees to make available to Executive a copy of all current policies, practices and procedures and any such changes therein as provided to other similarly-situated employees.

6.                   Intellectual Property, Inventions and Improvements. Executive acknowledges, covenants and agrees that the Corporation shall be the sole owner of all the fruits and proceeds of Executive’s services to the Corporation, including but not limited to all writings, inventions, discoveries, designs, systems, processes, software or other improvements relating to the business or products of the Corporation, whether or not patentable, registerable, or copyrightable, which Executive may, alone or with others, conceive, create, develop, produce or make during or as a result of his employment with the Corporation (collectively, the “Inventions”), free and clear of any claims by Executive of any kind or character whatsoever other than Executive’s rights to compensation under this Agreement. Executive agrees that he shall disclose each of the Inventions promptly and completely to the Corporation, and shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board or the Corporation from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation’s right, title and interest in or to any or all of the Inventions. Executive acknowledges that all works of authorship (including, without limitation, works of authorship that contain software program code) relating to the business of the Corporation and produced during Executive’s employment with the Corporation, whether they are or are not created on the Corporation’s premises or during regular working hours, are works made for hire and are the property of the Corporation, and that copyrights in those works of authorship are the property of the Corporation. If for any reason the Corporation is not the author of any such work of authorship for copyright purposes, Executive hereby expressly assigns all of his rights in and to that work to the Corporation and agrees to sign any instrument of specific assignment requested. Executive, whether or not still employed by the Corporation, agrees to supply evidence, give testimony, sign and execute all papers, and do all other legal and proper things that the Corporation may deem reasonably necessary for obtaining, maintaining, and enforcing patents for such Inventions and for vesting in the Corporation full title. If Executive is no longer employed by the Corporation at such time, then the Corporation shall pay Executive his reasonable out-of-pocket expenses incurred in connection with his providing the services rendered by him in the previous sentence.

7.                   Restrictive Covenants.

a.                   Non-Disclosure of Confidential Information. Executive acknowledges that, in and as a result of his employment by the Corporation, he will be making use of, acquiring and/or adding to the Corporation’s Confidential Information (as defined below). As a material inducement to the Corporation to employ Executive and to pay Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment with the Corporation, directly or indirectly divulge or disclose for any purposes whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment with the Corporation. For purposes of this Agreement, “Confidential Information” means, collectively, all confidential matters and materials of the Corporation, including without limitation, (i) the Corporation’s proprietary information, inventions, trade secrets, knowledge, data, know-how, intellectual property, systems, procedures, manuals, pricing policies, operational methods and information relating to the Corporation’s products, processes, formulae, business plans, marketing plans and strategies, pricing strategies, customer lists, and all other subject matters pertaining to the business and/or financial affairs of the Corporation; (ii) the Corporation’s information regarding plans and strategies for research, development, new products, future business plans, budgets and unpublished financial statements, licenses, prices and costs; (iii) information regarding the skills and compensation of other employees of the Corporation; and (iv) information disclosed in confidence to the Corporation by a third party with a duty on the Corporation to maintain the confidentiality of such information. The term “Confidential Information” shall not include any information that (x) is generally available to the public on the Effective Date; (y) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or made by a third party without the Corporation’s consent. If Executive is required by a court, arbitration tribunal, or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, Executive may disclose such Information to such court, tribunal, or agency without liability hereunder, provided, that to the extent allowed by law, Executive first provides the Corporation with notice of any such requirement(s) as promptly as practicable, but in any case, to the extent allowed by law, with sufficient timeliness to enable the Corporation to seek an appropriate protective order and/or waive its compliance with the relevant provisions of this Agreement. Notwithstanding the foregoing, under no circumstances shall Executive be obligated not to disclose Confidential Information if to so withhold such information would be in violation of law.

b.                   Non-Solicitation of Employees. While Executive is employed by the Corporation and for a period of one (1) year, followed by a second period of one (1) year, for a total period of two (2) years, from the date of termination of Executive's Employment Term with the Corporation for any reason, Executive shall not directly or indirectly solicit, induce or encourage any of the Corporation’s employees to terminate their employment with the Corporation or to accept employment with any competitor, supplier, client, agent or broker of the Corporation, nor shall Executive cooperate with any others in doing or attempting to do so. As used in this paragraph, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with any employee of the Corporation relating to a possible employment or independent contractor relationship, (ii) offering bonuses or additional compensation to encourage any employee of the Corporation to terminate his or her employment with the Corporation and accept employment with a competitor, supplier, client, agent or broker of the Corporation, or (iii) referring any employee of the Corporation to recruiters, personnel or agents employed by competitors, suppliers, clients, agents or brokers of the Corporation. Notwithstanding the foregoing, the term “solicit, induce or encourage”, as used in this Section 7.b, specifically excludes any action by Executive related to any of the Corporation’s employees where it is in the Corporation’s best interest to terminate any such employees as in the case of a planned reduction in force by the Corporation or any general solicitation not directed specifically to employees of the Corporation.

c.                   Non-Compete. While Executive is employed by the Corporation and for a period of one (1) year, followed by a second period of one (1) year, for a total period of two (2) years, from the date of termination of Executive's employment with the Corporation for any reason, Executive shall not directly or indirectly, as a principal, agent, contractor, employee, employer, partner, shareholder, proprietor, investor, member, director, officer or consultant or in any other capacity, engage in or perform any managerial or executive services for any corporation, partnership, individual or entity which is engaged in a business competitive with the Corporation or affiliate of the Corporation, where:

(i)                 The term “engaged in a business competitive with the Corporation” means directly or indirectly engaging in the business of researching, developing, designing, manufacturing, selling or distributing fuel cells or batteries or engaging in the same or any substantially similar business as the Corporation or any of its affiliates in any manner whatsoever within any geographic area in which the Corporation’s products or services are offered or distributed. Executive understands and agrees that, because the Corporation is engaged in business throughout the world, the geographic area covered by this non-compete covenant extends throughout North America, South America, Europe, Asia and Africa; and

(ii)               The term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation.

d.                   Exclusion for Investments. None of the provisions of this Section 7 shall prohibit Executive from investing in securities (i) listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue or (ii) of entities engaged in a business competitive with the Corporation so long as any such entity was not engaged in a business competitive with the Corporation at the time Executive made such investment.

e.                   Limits on Confidentiality Requirements. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 7 are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights.

(i)                 Nothing in this Agreement is intended to discourage or restrict Executive from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that Executive acquired through lawful means in the course of Executive's employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority.

(ii)               Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of Trade Secrets (as defined below) pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, process, financial data, or list of actual or potential customers or suppliers that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (x) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (y) under seal in a complaint or other document filed in a lawsuit or other proceeding.

(iii)             If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, Executive should report such activity through applicable policies and procedures of the Corporation. This Agreement is in addition to and not in lieu of any obligations to protect the Corporation’s Trade Secrets and Confidential Information pursuant to the Corporation’s Employee Handbook and/or any other then applicable policies and procedures of the Corporation. Nothing in this Agreement shall limit, curtail or diminish the Corporation’s statutory rights under the DTSA or any applicable state law regarding trade secrets or common law.

f.                    Reasonableness of Restrictions. Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees that:

(i)                 The restrictions set forth in Section 7, including but not limited to the character, duration, and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;

(ii)               Executive has received, or is entitled to receive, adequate consideration for such obligations; and

(iii)             Such obligations do not prevent Executive from earning a livelihood.

If, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If any provision of this Section 7 is determined by a court of competent jurisdiction that the character, duration, geographical scope, or related aspects are unreasonable in light of the circumstances as they then exist, then it is the intention of the parties that Section 7 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Corporation of the intended benefit of this Agreement and such restrictions, as so modified, shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

g.                   Remedies for Breach of Restrictive Covenants. Executive recognizes and agrees that the Corporation’s remedy at law for any breach of Section 7 could be inadequate as such a breach could cause irreparable harm to the Corporation, and he agrees that, for any actual or threatened breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to seek injunctive relief and to enforce its rights by an action for specific performance. All of the Corporation’s remedies for any breach of this Agreement shall be cumulative and the pursuit of any one remedy shall not exclude the Corporation’s pursuit of any other remedies.

8.                   Termination and Severance.

a.                   Termination Procedures.

(i)                 The Employment Term and Executive’s employment hereunder may be terminated by either the Corporation or Executive at any time and for any reason or for no reason, provided that Executive must provide the Corporation with thirty (30) days’ advance notice of his intent to terminate his employment, although if Executive’s termination is without Good Reason, then the Corporation may, in its discretion, immediately relieve Executive of all duties and responsibilities and choose to terminate Executive’s employment without further notice or delay, which termination shall not in and of itself constitute a termination without Cause. The Employment Term and Executive’s employment hereunder shall automatically be terminated upon Executive’s death.

(ii)               Any termination of Executive’s employment hereunder by the Corporation or by Executive during the Employment Term (other than termination on account of Executive’s death) shall be communicated by written notice of termination to the other party hereto (the “Notice of Termination”) in accordance with Section 16.

(iii)             Upon termination of Executive’s employment during the Employment Term, Executive shall only be entitled to the compensation and benefits described in this Section 8 and shall have no further rights to any compensation or any other benefits from the Corporation or any of its affiliates under this Agreement.

(iv)              Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions held in the Corporation, including, without limitation, any position as a director, officer, agent, trustee, or consultant of the Corporation or any affiliate of the Corporation, unless the Board expressly determines otherwise. Upon request of the Corporation, Executive shall promptly sign and deliver to the Corporation any and all documents reflecting such resignations as of the date of termination of his employment.

b.                   Termination due to Death or Disability or Voluntary Resignation by Executive. In the event that Executive’s employment is terminated during the Employment Term due to Executive’s death or Disability (as defined below), or due to Executive’s voluntary resignation to which neither Section 8.d or 8.e applies, then Executive (or, in the case of death, Executive’s legal representatives) shall be entitled to receive only the following (collectively, the “Accrued Benefits”):

(i)                 any accrued but unpaid Base Salary and accrued but unused vacation as of Executive’s termination date, which shall be paid in accordance with the Corporation’s customary payroll procedures;

(ii)               any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of Executive’s termination, paid at the same time such bonus would have been paid if Executive’s employment had not terminated;

(iii)             reimbursement for unreimbursed business expenses properly incurred by Executive, paid in accordance with the Corporation’s expense reimbursement policy; and

(iv)              employee benefits, if any, to which Executive may be entitled under the Corporation’s employee benefit plans as of the date of Executive’s termination.

Except as otherwise provided herein, the treatment of any outstanding equity-based awards shall be determined in accordance with the terms of the Plan and any applicable award agreement.

For purposes of this Agreement, “Disability” means Executive is entitled to receive long-term disability benefits under the Corporation’s long-term disability plan or, if there is no such plan, Executive has incurred a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or any successor provision), which has existed for 180 consecutive days. Any question as to the existence of Executive’s Disability to which Executive and the Corporation cannot agree shall be determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive.

c.                   Termination by Corporation for Cause. In the event that Executive’s employment is terminated by the Corporation for Cause, then Executive shall only be entitled to receive the Accrued Benefits, except that Executive shall forfeit any earned but unpaid Annual Bonus described in Section 8.b(ii) above. For purposes of this Agreement, “Cause” shall mean that any of the following has occurred:

(i)                 Executive’s material breach of this Agreement if the Corporation has notified Executive of such breach and he has not cured such breach within the period described below;

(ii)               Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation of property, whether or not property of the Corporation;

(iii)             Executive’s willful misconduct, willful dishonesty, or illegal conduct, whether or not related to Executive’s employment with the Corporation and including any acts that occurred prior to the Effective Date of this Agreement, in each case which the Board reasonably determines has or could cause material financial or reputational harm to the Corporation or its affiliates;

(iv)              Executive’s material failure to adhere to any policy of the Corporation generally applicable to employees of the Corporation if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply;

(v)                Executive’s appropriation (or attempted appropriation) of a business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation;

(vi)              Executive’s misappropriation (or attempted misappropriation) of any of the Corporation’s funds or property;

(vii)            Executive’s engaging in bad faith or gross negligence in the performance of his duties under this Agreement; or

(viii)          Executive’s willful and material failure to comply with any valid and legal directive of the Board; provided, however, that the unwillingness of Executive to accept an act that would constitute Good Reason or any other action by or at the request of the Corporation that is contrary to this Agreement, may not be considered by the Board to be a failure to comply.

To terminate Executive’s employment for Cause, the Board must provide Executive with written notice to Executive of the existence of the circumstances providing grounds for termination for Cause and, except for a circumstance which, by its nature, cannot reasonably be expected to be cured, Executive shall have fifteen (15) business days after delivery of such notice to cure the circumstances constituting Cause. If such circumstance is timely cured, it shall not constitute grounds for a termination for Cause.

d.                   Termination by the Corporation without Cause or Executive for Good Reason. In the event that the Corporation terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, in each case other than in connection with a Change of Control (which is provided for under Section 8.e of this Agreement), then Executive shall be entitled receive:

(i)                 the Accrued Benefits;

(ii)               a severance payment in an amount equal to the sum of (A) Executive’s Base Salary as of the date of termination (excluding any reduction in Base Salary that resulted in Executive’s termination of his employment for Good Reason, unless Executive has waived his right to terminate for Good Reason as provided herein) plus (B) Executive’s Target Bonus for the year of termination. Such severance payment shall be made over the six (6) month period beginning on the first regular payroll date of the Corporation following thirty (30) days after Executive’s date of termination of employment (subject to Section 8.h), with payments made to Executive in equal installments during each of the Corporation’s usual pay periods during such six (6) month period;

(iii)             a pro-rata portion of the Annual Bonus amount for the year of termination equal to the Annual Bonus that would have been payable to Executive under Section 4.b for the year of termination if Executive had not terminated employment, pro-rated based on the number of days in such fiscal year that Executive is employed by the Corporation. The pro-rata Annual Bonus amount payable to Executive hereunder, if any, shall be paid under the same terms and conditions and at the time such bonus would normally be payable to Executive under Section 4.b as though Executive had not been terminated;

(iv)              the Corporation shall pay or promptly reimburse Executive for all reasonable relocation expenses that he incurs through the first (1st) anniversary of his date of termination in connection with his relocation from the Danbury, Connecticut area back to Houston, Texas (or such other city in Executive’s discretion, provided that the expense shall not exceed the expense of relocating to Houston, Texas). The reasonable expenses that the Corporation shall pay or reimburse shall be limited to the same type that are payable or reimbursable under the Corporation’s relocation policy, and shall not exceed $200,000;

(v)                accelerated vesting of all outstanding equity awards, provided, however, that any unearned performance awards shall be forfeited to the extent not earned as of the date of Executive’s termination, and provided further that the Additional Units (as defined in Appendix A) granted pursuant to the Initial RSU Award shall be forfeited if Executive’s employment terminates prior to the Vesting Date (as defined in Appendix A); and

(vi)              continued coverage of Executive and his dependents (as applicable) during the twelve (12) month period following his termination of employment under the Corporation’s group health and dental insurance plans to the extent that such benefits were in effect for Executive and his family as of the date of Executive’s termination, subject to Executive’s timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws. The Corporation shall be responsible for payment of all premiums necessary to maintain these benefits during such period of coverage. Benefit continuation under this paragraph shall be concurrent with any coverage under the Corporation’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the expiration of the twelve (12) month continuation period to the extent Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Corporation when he becomes employed after the date of his termination with the Corporation and shall provide such reasonable cooperation as the Corporation requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If the health or dental benefits are fully insured, and the provision of such benefits under this paragraph would subject the Corporation or its benefits arrangements to a penalty or adverse tax treatment, then the Corporation shall provide a cash payment to Executive in an amount reasonably determined by the Corporation to be equivalent to the COBRA premiums for such benefits. If the health or dental benefits are self-insured, and the provision of such benefits under this paragraph is considered discriminatory under Code Section 105(h) and/or not exempt from the requirements of Section 409A of the Code, then to the extent required by applicable tax law, Executive acknowledges that the value of the premiums paid by the Corporation hereunder shall be considered taxable wages to Executive, and the Corporation shall be permitted to withhold applicable taxes with respect to such wages from other amounts owed to Executive, or require Executive to make satisfactory arrangements with the Corporation for the payment of such withholding taxes.

e.                   Termination in Connection with a Change of Control. If the Corporation terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, in either case within the three (3) months prior to or the eighteen (18) months following a Change of Control, then Executive shall be entitled to receive:

(i)                 the Accrued Benefits;

(ii)               a severance payment in an amount equal to two (2) times the sum of (A) Executive’s Base Salary as of the date of termination (excluding any reduction in Base Salary that resulted in Executive’s termination for Good Reason, unless Executive has waived his right to terminate for Good Reason as provided herein) plus (B) Executive’s Target Bonus for the year of termination. Such severance payment shall made over the six (6) month period beginning on the first regular payroll date of the Corporation following thirty (30) days after Executive’s date of termination of employment (subject to Section 8.h), with payments made to Executive in equal installments during each of the Corporation’s usual pay periods during such six (6) month period;

(iii)             a pro-rata portion of the Annual Bonus amount for the year of termination equal to the Annual Bonus that would have been payable to Executive under Section 4.b for the year of termination if Executive had not terminated employment, pro-rated based on the number of days in such fiscal year that Executive is employed by the Corporation. The pro-rata Annual Bonus amount payable to Executive hereunder, if any, shall be paid under the same terms and conditions and at the time such bonus would normally be payable to Executive under Section 4.b as though Executive had not been terminated;

(iv)              the Corporation shall pay or promptly reimburse Executive for all reasonable relocation expenses that he incurs through the first (1st) anniversary of his date of termination in connection with his relocation from the Danbury, Connecticut area back to Houston, Texas (or such other city in Executive’s discretion, provided that the expense shall not exceed the expense of relocating to Houston, Texas). The reasonable expenses that the Corporation shall pay or reimburse shall be limited to the same type that are payable or reimbursable under the Corporation’s relocation policy and shall not exceed $200,000;

(v)                accelerated vesting of all outstanding equity awards, with any unearned performance awards as of the date of Executive’s termination deemed earned at target; and

(vi)              continued coverage of Executive and his dependents (as applicable) during the twenty-four (24) month period following his termination of employment under the Corporation’s group health and dental insurance plans to the extent that such benefits were in effect for Executive and his family as of the date of Executive’s termination, subject to Executive’s timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws. The Corporation shall be responsible for payment of all premiums necessary to maintain these benefits during such period of coverage. Benefit continuation under this paragraph shall be concurrent with any coverage under the Corporation’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the expiration of the twenty-four (24) month continuation period to the extent Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Corporation when he becomes employed after the date of his termination with the Corporation and shall provide such reasonable cooperation as the Corporation requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If the health or dental benefits are fully insured, and the provision of such benefits under this paragraph would subject the Corporation or its benefits arrangements to a penalty or adverse tax treatment, then the Corporation shall provide a cash payment to Executive in an amount reasonably determined by the Corporation to be equivalent to the COBRA premiums for such benefits. If the health or dental benefits are self-insured, and the provision of such benefits under this paragraph is considered discriminatory under Code Section 105(h) and/or not exempt from the requirements of Section 409A of the Code, then to the extent required by applicable tax law, Executive acknowledges that the value of the premiums paid by the Corporation hereunder shall be considered taxable wages to Executive, and the Corporation shall be permitted to withhold applicable taxes with respect to such wages from other amounts owed to Executive, or require Executive to make satisfactory arrangements with the Corporation for the payment of such withholding taxes.

f.                    Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)                 Good Reason.

(1)          Good Reason (General Definition). Executive shall be considered to have terminated his employment for “Good Reason”, if the separation from service occurs during the one hundred twenty (120) day period following the initial existence of one or more of the following conditions arising without the consent of Executive:

(1)               a material reduction in Executive’s Base Salary;

(2)               a material reduction in Executive’s title, authority, duties, responsibilities or reporting requirements;

(3)               relocation of Executive to an office more than seventy-five (75) miles from the current office of the Corporation in Danbury, Connecticut;

(4)               a material breach by the Corporation of this Agreement; or

(5)               a request by the Corporation that Executive engage in any activity that constitutes a violation of applicable law.

(2)          Good Reason (Following a Change of Control). Notwithstanding Section 8.f.i.1 above, in the circumstance where Executive terminates his employment within the three (3) months prior to or the eighteen (18) months following a Change of Control, Executive shall be considered to have terminated his employment for “Good Reason”, if the separation from service occurs during the one hundred twenty (120) day period following the initial existence of one or more of the following conditions arising without the consent of Executive:

(1)               a material reduction in Executive’s Base Salary compared to his Base Salary in effect immediately prior to the Change of Control;

(2)               a material reduction in the aggregate value of employee benefits provided to Executive compared to those in effect immediately prior to the Change of Control (which reduction shall be calculated on the basis of the Corporation’s per participant cost and excluding any incentive-based compensation);

(3)               a material reduction in Executive’s Target Bonus opportunity or any material adverse change to the Annual Bonus program in which Executive participates compared to the opportunities represented by Target Bonus and Annual Bonus program in place immediately prior to the Change of Control;

(4)               a material adverse change with respect to the long-term incentive program in which Executive is eligible to participate (including a material reduction in Executive’s target incentive opportunity);

(5)               a material reduction in Executive’s title, authority, duties, responsibilities or reporting requirements compared to the most significant of those held, exercised or assigned to him at any time within the 180-day period immediately prior to the Change of Control;

(6)               relocation of Executive to an office more than seventy-five (75) miles from the current office of the Corporation in Danbury, Connecticut;

(7)               a material breach by the Corporation of this Agreement; or

(8)               a request by the Corporation that Executive engage in any activity that constitutes a violation of applicable law.

(3)          Notice and Timing Requirements. In any circumstance to which this Section 8.f. applies, to terminate his employment for Good Reason, Executive must provide notice to the Corporation of the existence of the condition constituting a Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least thirty (30) days from the date of receipt of such notice during which it may remedy the condition and not be required to pay the amount due under this Section 8. If Executive does not provide notice of Good Reason within ninety (90) days after he first becomes aware of occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(ii)               Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following events:

(1)          any “Person” (as such term is defined in the Securities Exchange Act of 1934, as amended) (other than the Corporation or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation (“Excluded Persons”)) is or becomes the beneficial owner , directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding voting securities;

(2)          the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Corporation (or any direct or indirect subsidiary of the Corporation) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Corporation at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred;

(3)          the consummation of a merger, consolidation or share exchange of the Corporation with any other corporation (or other entity) or the issuance of voting securities of the Corporation in connection with a merger, consolidation or share exchange of the Corporation (or any direct or indirect subsidiary of the Corporation), in each case, which requires approval of the shareholders of the Corporation, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or

(4)          the consummation of a plan of complete liquidation or dissolution of the Corporation or a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

g.                   Requirement of Release. Notwithstanding anything herein to the contrary, no severance or benefits shall be paid under this Section 8 (other than the Accrued Benefits) unless Executive first executes and agrees to be bound by a release of all claims, on a form provided by the Corporation to Executive promptly upon Executive’s termination, which releases any and all claims that Executive has or might have against the Corporation, its affiliates, and its respective officers and directors and which contains terms customary in such agreements. If the Corporation does not receive an executed release prior to the date occurring thirty (30) days after the date of termination of Executive’s employment with the Corporation (including within such thirty (30) day period any applicable revocation period), the Corporation shall have no obligation to make any payments or provide any benefits to Executive under this Section 8 (other than the Accrued Benefits).

h.                   Compliance with Section 409A of the Code; 6 Month Delay.

(i)                 Notwithstanding anything to the contrary in this Agreement, to the extent that the Corporation, in the exercise of its reasonable judgment, shall determine that Section 409A of the Code applies to any amounts payable under this Section 8, any such amounts shall be paid in such fashion and at such times so as to ensure that the Corporation and Executive are in compliance with Section 409A of the Code. For purposes of this Agreement, Executive’s termination of employment must constitute a separation from service under Section 409A of the Code, and its accompanying regulations. In the event that the Corporation, in the exercise of its reasonable judgment, determines that any portion of the payments and benefits under this Section 8 are subject to the requirements of Section 409A of the Code, and that Executive is a “specified employee” within the meaning of Section 409A of the Code, then, to the extent required for compliance with Section 409A of the Code, any portion of the such payments or benefits that are subject to Section 409A of the Code and that would otherwise be payable or provided within the first six (6) months following such termination of employment shall be delayed, and paid in a lump sum, on the first regular payroll date of the Corporation following the six (6) month anniversary of Executive’s termination of employment (or the date of his death, if earlier than that anniversary).

(ii)               For purposes of this Agreement, Executive’s termination of employment must constitute a “separation from service” under Section 409A of the Code and its accompanying regulations. It is the intent of the parties hereto that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided (including any installment payments) under this Agreement shall be construed as a separate payment for purposes of Section 409A of the Code.

(iii)             Any reimbursements of Executive by the Corporation under this Agreement shall be made as soon as practicable after Executive provides sufficient documentation of expenses to the Corporation and in accordance with the Corporation’s expense reimbursement policy, but in no event later than the last day of the calendar year following the end of the calendar year in which such expense is incurred. The amount of expenses eligible for reimbursement pursuant to this Agreement during a given taxable year of Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of Executive. The Executive’s right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

9.                   Limitation on Severance Payments and Benefits. Upon a Change of Control, if the Corporation’s legal counsel or accountants determine that any payment, benefit or transfer by the Corporation or an affiliate under this Agreement or any other plan, agreement, or arrangement to or for the benefit of Executive (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Section 4999 of the Code but for this Section 9, then the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that Executive may receive without being subject to the Excise Tax, whichever of (a) or (b) results in Executive receiving the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (b) results in a greater after-tax benefit to Executive, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

10.                Set Off; Mitigation. The Corporation’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts determined by a final judicial or arbitral decision to be owed by Executive to the Corporation for a breach of this Agreement or his fiduciary duties to the Corporation. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

11.               Taxes. All compensation and benefits provided for in this Agreement shall be subject to applicable withholding for taxes, (federal, state, and local), and any other proper deductions. The Corporation shall in no event be obligated to make any gross-up or make-whole payments relating to taxes or withholdings on amounts or benefits received by Executive.

12.               Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

13.               Governing Law. This Agreement shall in all respects be subject to, and governed by the laws of the State of Connecticut without reference to its conflict of laws.

14.               Severability. Subject to the provisions of Section 15, Executive and the Corporation agree that the invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

15.               Judicial Modification. If a court of competent jurisdiction determines that the character, duration, geographic scope, activity and/or subject of the provisions in Section 7 of this Agreement is or are unreasonable under the circumstances as they then exist, then Executive and the Corporation agree that such provisions should be limited and reduced, and request that any reviewing court limit and reduce such provisions, so as to make them enforceable under applicable law to assure the Corporation of the intended maximum benefit of such provisions under this Agreement.

16.               Notice. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, or by certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties' respective addresses for such notices shall be those set forth below, or such other address or addresses as either party may hereafter designate in writing to the other.

If to the Corporation:	FuelCell Energy, Inc.
Great Pasture Road
Danbury, CT 06813
Attention: Chairman of the Board of Directors
Facsimile No.: (203) 825-6100

With a copy to:	Foley & Lardner LLP
Attention: Paul D. Broude
111 Huntington Avenue
Suite 2500
Boston, MA 02199-7610

If to Executive:	To the most recent address then on file with the Corporation.

With a copy to:	BoyarMiller
Attention: Gary W. Miller
Kirby Grove
2925 Richmond Ave., 14th Floor
Houston, TX 77098

17.               Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Corporation may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

18.               Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive and expressly referring to this Agreement.

19.               Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersedes all existing agreements between the Corporation and Executive with respect to such subject matter. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation, or any of its officers, directors, employees, or agents, not contained herein shall be of any force or effect, provided that, Sections 6 and 7 shall be supplemental to any other agreement of Executive with the Corporation related to the matters identified therein.

20.               No Undue Influence - Construction. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

21.               Representations of Executive. Executive represents and warrants to the Corporation that, to the best of his knowledge and belief:

a.                   Executive’s acceptance of employment with the Corporation and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

b.                   Executive’s acceptance of employment with the Corporation and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third party.

c.                   This Agreement has been jointly drafted by both parties and is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable.

d.                   Executive has truthfully answered all questions asked by the Board prior to the Effective Date, has disclosed all information that a reasonable person would believe is material to the Board’s decision to extend an offer of employment to Executive, and has not falsified any materials or other information requested by the Corporation in connection with his employment.

e.                   Executive has not been the subject of any complaint or allegation regarding his sexual harassment, his sexual misconduct, fraud or embezzlement in any prior employment situation.

22.               References to Gender and Number Terms. In construing this Agreement, feminine or neutral pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

23.               Counterparts: Headings; Sections. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to “Sections” in this Agreement refer to the various corresponding sections of this Agreement.

24.               Survival. The covenants and agreements contained in Sections 5 through 10 shall survive any termination of Executive’s employment with the Corporation.

25.               Attorney’s Fees Incurred by Executive. The Corporation covenants and agrees that it will promptly pay, or reimburse Executive if Executive provides reasonable evidence he has already paid, all reasonable attorney’s fees incurred by Executive in connection with the negotiation and execution of this Agreement (including the discussions leading up thereto), up to an aggregate maximum of $25,000.

26.               Arbitration: Waiver of Trial by Jury. Executive and the Corporation shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Hartford, Connecticut or at such other location as may be agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall impair the Corporation’s right to seek equitable relief in any court for any breach or threatened breach of Section 7. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (l) person mutually acceptable to the Corporation and Executive, provided that if the parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association serving Hartford County in the State of Connecticut. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees and expenses are recoverable under the Rules and those amounts are included as part of the award). Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. Executive acknowledges and expressly agrees that this arbitration provision constitutes a knowing and voluntary waiver of trial by jury in any action or proceeding to which Executive and the Corporation may be parties arising out of or pertaining to this Agreement.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement to be effective as of the Effective Date:

CORPORATION:

FUELCELL ENERGY, INC.

By:	/s/ J. H. England
Name:	J. H. England
Title:	Chairman

EXECUTIVE:

By:	/s/ Jason B. Few
Name:	Jason B. Few

APPENDIX A

Additional Terms for the Initial RSU Award

This Appendix A provides additional terms for the Initial RSU Award that may be granted to Jason B. Few under the terms of his employment agreement with FuelCell Energy, Inc. (the “Agreement”). Capitalized terms not otherwise defined in this Appendix A shall have the same definitions as in the Agreement.

1.                   Base Units. On the Effective Date, the Corporation shall grant to Executive an award (the “Initial RSU Award”) of 500,000 restricted stock units (the “Base Units”) under the Plan. One hundred percent (100%) of the Base Units will vest upon the third (3rd) anniversary of the Effective Date (the “Vesting Date”), provided that Executive has been continuously employed by the Corporation from the Effective Date through the Vesting Date. The Initial RSU Award shall be contingent on shareholder approval of a sufficient number of additional shares of the Corporation’s common stock to settle the Initial RSU Award in such shares.

2.                   Additional Units. In addition to the Base Units, the Initial RSU Award shall permit Executive to earn additional restricted stock units (the “Additional Units”) based on the weighted-average stock price of the Corporation’s common stock during the thirty (30) calendar day period ending on the Vesting Date, according to the following schedule, provided that Executive has been continuously employed by the Corporation from the Effective Date through the Vesting Date:

Common Stock Price (per Share)	Additional Units Earned (as % of Base Units)
<$1.00	0%
$1.00	0%
$3.00	25%
$4.00	50%
$5.00	75%
>$6.00	100%

The number of Additional Units earned for stock prices that are between those prices indicated in the table above will be interpolated on a linear basis. For the sake of clarity, the maximum number of Additional Units that may be earned hereunder is 500,000 Additional Units. Any Additional Units that do not vest as of the Vesting Date shall be forfeited.

3.                   Payment. Each Base Unit and Additional Unit (collectively, the “Units”) represents the right to receive one (1) share of the Corporation’s common stock (“Share”) for each Unit that has vested or been earned within sixty (60) days after the Vesting Date. The Shares received in settlement of the Units will be registered under the Securities Act of 1933 and may immediately sold by Executive, subject to (a) any applicable trading restrictions under the securities laws, stock exchange requirements or other laws or regulations, (b) any trading restrictions imposed by agreements between the Corporation and its underwriters, and (c) Executive’s compliance with the Corporation’s stock ownership guidelines and policies.

4.                   Change of Control. Notwithstanding anything herein to the contrary, upon the consummation of a Change of Control prior to the Vesting Date, Executive shall vest in (a) 100% of the Base Units and (b) a number of Additional Units (if any) based on the per-Share price paid (or deemed paid) in the Change of Control transaction. Any Additional Units that do not vest as a result of the Change of Control shall be forfeited.

5.                   Termination of Employment.

If the Corporation terminates Executive’s employment without Cause before the Vesting Date or Executive terminates his employment for Good Reason before the Vesting Date, then:

(i)                 Executive shall immediately vest in 100% of the Base Units on Executive’s date of termination, and Shares with respect to the Base Units shall be distributed to Executive within sixty (60) days of Executive’s termination date; and

(ii)               Executive shall forfeit his right to receive any Additional Units.

If the Corporation terminates Executive’s employment for any reason other than those specified above, or if Executive terminates his employment other than for Good Reason, in either case before the Vesting Date, then Executive shall immediately forfeit all Base Units and Additional Units that are unvested as of the date of Executive’s termination date.